News Release
Equity LifeStyle Properties, Inc. Announces Pricing of $200 Million of 8.034% Series A Preferred Stock
     CHICAGO—(BUSINESS WIRE)—March 1, 2011—Equity LifeStyle Properties, Inc. (NYSE:ELS) (the “Company”), today announced the pricing of a public offering by selling stockholders of 8,000,000 shares of the Company’s 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, liquidation preference of $25.00 per share (the “Series A Preferred Stock”), at a price of $24.75 per share. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC, are acting as joint book-running managers of the public offering. The offering is expected to settle on March 4, 2011. Copies of the preliminary prospectus supplement, final prospectus (when available) and base prospectus relating to these securities may be obtained by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.
The Company will not receive any proceeds from the offering. Prior to the closing of the offering, the selling stockholders will exchange an aggregate of $200 million liquidation preference of existing preferred units of MHC Operating Limited Partnership, the Company’s operating partnership subsidiary, for $200 million aggregate liquidation preference of Series A Preferred Stock. The selling stockholders will receive all of the net proceeds from the sale of the Series A Preferred Stock in the offering. The offering is expected to settle on March 4, 2011.
The Company intends to file an application to list the Series A Preferred Stock on the NYSE under the symbol “ELSPrA.” If this listing is approved, trading of the Series A Preferred Stock is expected to begin within 30 days following the initial delivery of the Series A Preferred Stock.
Equity LifeStyle Properties, Inc. owns or has an interest in 307 quality properties in 27 states and British Columbia consisting of approximately 111,000 sites. The Company is a self-administered, self-managed, real estate investment trust with headquarters in Chicago.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s preferred stock, nor shall there be any sale of the preferred stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The offering may be made only by means of a prospectus and related prospectus supplement. A final prospectus supplement and related prospectus will be filed with the Securities and Exchange Commission.
This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks indicated from time to time in our filings with the Securities and Exchange Commission.
These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
SOURCE: Equity LifeStyle Properties, Inc.
Equity LifeStyle Properties, Inc.
Michael Berman
312-279-1496